MICHAEL J. VEITENHEIMER

Senior Vice President, Secretary and General Counsel

Michaels Stores, Inc

8000 Bent Branch Drive

Irving, Texas 75063

April 29, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:                  Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Michaels Stores, Inc. has made disclosure pursuant to those provisions in its Annual Report on Form 10-K for the fiscal year ended February 1, 2014, which was filed with the U.S. Securities and Exchange Commission on April 29, 2014.

Respectfully submitted,

MICHAELS STORES, INC.

/s/Michael J. Veitenheimer
Michael J. Veitenheimer
Senior Vice President, Secretary and General Counsel